Exhibit 99.1

EarthLink Announces Authorization of Additional $100 Million to
Repurchase Shares and New Rule 10b5-1 Stock Repurchase Plan

ATLANTA, July 26, 2004 — EarthLink, Inc. (Nasdaq: ELNK), a leading national ISP, today announced that its Board of Directors has expanded its existing share repurchase program, authorizing the purchase of an additional $100 million of its outstanding shares of common stock.

To date, EarthLink has purchased 13.9 million shares for $105 million under previously approved share repurchase programs. As a result, with this new authorization, EarthLink now has $145 million available to purchase common stock.

EarthLink may conduct its purchases in the general market, in privately negotiated transactions, and through purchases made in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934. The repurchase program does not require EarthLink to acquire any specific number of shares and may be terminated at any time.

In connection with the expansion of the share repurchase program, EarthLink also announced today that its Board of Directors has approved repurchasing common stock pursuant to a plan under Rule 10b5-1.

About EarthLink

“EarthLink revolves around you™.” Celebrating ten years as a leading national Internet service provider (ISP), Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. Serving more than five million subscribers, EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal drop-offs and ISP-generated intrusions, and customizable features. Whether it’s dial-up, high-speed, Web hosting, or wireless Internet service, EarthLink provides the tools that best let individuals use and enjoy the Internet on their own terms. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s Web site at www.earthlink.net .